EXHIBIT 23.1

Consent of Killman, Murrell & Company, P. C. , Independent Registered Public Accounting Firm

We consent to the incorporation in the Registration Statement (Form SB-2, No. 333- ) pertaining to ReoStar Energy Corporation of our report dated July 14, 2007, with respect to the financial statements of ReoStar Energy Corporation included in its Annual Report (Form 10-KSB) for the period ended March 31, 2007, filed with the Securities and Exchange Commission. We also consent to the reference to us and to our report dated July 14, 2007, under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/Killman, Murrell & Company, P. C.
Killman, Murrell & Company, P.C.
Odessa, Texas
July 31, 2007